FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-01

GSMS 2016-GS2 -- New Issue Announcement (Public)(external)

648.368mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	11.733	2.69	30.000%	36.5%	15.4%
A-2	Aaa(sf)/AAAsf/AAA(sf)	137.578	4.71	30.000%	36.5%	15.4%
A-3	Aaa(sf)/AAAsf/AAA(sf)	165.000	9.62	30.000%	36.5%	15.4%
A-4	Aaa(sf)/AAAsf/AAA(sf)	187.977	9.69	30.000%	36.5%	15.4%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	23.162	7.32	30.000%	36.5%	15.4%
A-S	Aa2(sf)/AAAsf/AAA(sf)	45.038	9.69	24.000%	39.6%	14.2%
B	A1(sf)/AA-sf/AA(sf)	42.224	9.82	18.375%	42.5%	13.2%
C	NR/A-sf/A-(sf)	35.656	9.90	13.625%	45.0%	12.5%

Collateral Summary

Initial Pool Balance:	$750.643mm
Number of Mortgage Loans:	37
Number of Mortgaged Properties:	115
Average Cut-off Date Mortgage Loan Balance:	$20.288mm
Weighted Average Mortgage Interest Rate:	4.5538%
Weighted Average Remaining Term to Maturity (months):	107
Weighted Average Remaining Amortization Term (months):	359
Weighted Average Cut-off Date LTV Ratio:	58.0%
Weighted Average Maturity Date LTV Ratio:	54.3%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.10x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgage Loans with Mezzanine Debt:	17.3%
% of Mortgage Loans with Subordinate Debt:	17.3%
% of Mortgaged Properties with Single Tenants:	8.8%

Property Type:	43.9% Retail, 23.7% Multifamily, 13.0% Hospitality,
9.9% Office (General Suburban), 4.0% Mixed Use (Office/Retail)
3.5% Industrial, 1.9% Self Storage

Top 5 States:	25.9% CA, 21.9% CO, 13.0% NY, 11.1% PA, 6.5% NC

Anticipated Timing

Global Investor Call:  Thursday, May 12th

Anticipated Pricing:   Week of May 16th

Anticipated Closing:   Tuesday, May 31st

Global Investor Call Details

Date:                  Thursday, May 12th

Time:                  1:00PM ET

Int’l Toll Free:       913-312-0405

Passcode:              3377429

Roadshow Schedule

Thursday, May 12th

Minneapolis, MN - Breakfast Meeting

-The Marquette Hotel – Minnesota Room

-710 Marquette Ave, Minneapolis, MN

-9:30AM CT

Friday, May 13th

Boston, MA – Breakfast Meeting

-Boston Harbor Hotel – John Adams Salon

-70 Rowes Wharf, Boston, MA

-8:30AM ET

Hartford, CT - Lunch Meeting

-Max Downtown

-185 Asylum St, Hartford, CT

-12:30PM ET

Preliminary Offering Materials

Annex A

Term Sheet

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.